EXHIBIT 99.2

                       COMERICA ANNOUNCES RESULTS OF PHASE III

DETROIT/January 22, 1997 -- Comerica Incorporated (NYSE: CMA) today announced the completion of a comprehensive effort to improve customer service, increase efficiency, enhance revenue and provide funding for future growth. The results will help move Comerica toward its goal of consistent first quintile financial performance, as measured by return on equity among the top 50 bank holding companies in the nation.

In addition to supporting future investments in growth businesses, geographic expansion, marketing, technology and talent, the results of Phase III of Direction 2000 are expected to reduce overhead costs and enhance revenues by $110 million on an annualized basis, when fully implemented by the first half of 1998.

"We began this effort from a position of strength, and emerge from it even stronger," said Comerica Chairman and Chief Executive Officer Eugene A. Miller. "Over a four-month period, our employees worked diligently to scrutinize everything that we do while conducting business as usual, as always with the highest level of professionalism. We now are implementing their ideas to simplify and streamline our processes to ensure we are using our resources as efficiently as possible, and to provide substantial resources for future growth."

Among the ideas to be implemented over the next 15 months are the following:

- Eliminating one-third of paper forms and replacing them with electronic forms.
-   Simplifying the referral and delivery of investment services.
- Empowering branch employees with additional levels of authority, and reducing their clerical responsibilities, so they can serve customers better.
-   Automating loan documentation to accelerate customer response times.
-   Reducing the documentation required to open a new account.
-   Leveraging vendor agreements corporate-wide.
-   Streamlining the credit approval process.
-   Streamlining financial and operations reporting.

                                       - more -

COMERICA ANNOUNCES RESULTS OF PHASE III - 2

"Regrettably," Miller noted, "as we streamline processes and eliminate redundancies, a number of employees throughout the corporation will be displaced. To assist these employees, we have put in place an enhanced severance plan with outplacement services to help their transition."

Comerica expects to eliminate 1,890 positions. The combination of normal attrition, hiring limitations in effect from the beginning of the project, and reinvestment is expected to reduce the actual number of layoffs in the workforce.

To recognize costs associated with this project, Comerica incurred a $90 million pre-tax restructuring charge in the fourth quarter of 1996.

Phase III was conducted by Comerica employees with the assistance of Tandon Capital Associates, Inc., a New York-based advisory firm.

Comerica Incorporated is a bank holding company headquartered in Detroit that operates banking subsidiaries in Michigan, California, Texas and Florida. It reported total assets of $34 billion at year-end 1996.

                                        * * *

NOTE:    This news release contains forward-looking statements about expected savings and other effects of Phase III which are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include unanticipated changes in the competitive environment.

                                        # # #

MEDIA CONTACT:                                        INVESTOR CONTACT:
Sharon R. McMurray                               Allison T. McFerren
(313) 222-4881                                        (313) 222-6317